TENTH AMENDMENT

KANSAS CITY LIFE
DEFERRED COMPENSATION PLAN

ARTICLE I

Creation and Purpose

1.	It is the intention of the Company to establish this Plan of deferred compensation for the benefit of designated employees whose contributions have been restricted by law and regulation under the Kansas City Life Insurance Company Savings and Profit Sharing Plan.
2.	By enrolling in this Plan, an employee agrees to defer a portion of his or her current earnings. It is the intent of this Plan that accumulated and vested benefits will be paid to such participants at the time of retirement, termination, death or total and permanent disability.

ARTICLE II

Definitions

(a)	“Salary” shall mean only the fixed amounts, weekly, semi-monthly, or monthly, due and payable to the employee by the Company, and does not include any bonuses, overtime pay or other extraordinary payments by the Company.
(b)	"Deferred compensation" shall mean the amount of salary not yet earned, which the participant and the Company mutually agree shall be deferred in accordance with the provisions of this Plan.
(c)	“Normal retirement” shall mean termination from em-ployment with the Company becoming effective on or about the first day of the calendar month following the participant’s attainment of age sixty-five (65).
(d)	“Early retirement” shall mean retirement from employment with the Company on the first day of any month following a participant’s fifty-fifth (55th) birthdate with the attainment of at least five years of employment. For purposes of determining the attainment of at least five (5) years of employment, the years of employment of a participant with Old American Insurance Company prior to November 1, 1991 shall not be taken into account.
(e)	"Termination of employment" shall mean the severance of the participant's employment with the Company prior to his or her eligibility for retirement.
(f)	“Participant” shall mean any employee of Kansas City Life Insurance Company, or any subsidiary corporation, under the rules of common law, who shall be a member of a select group of management or highly compensated employees designated for participation by Kansas City Life Insurance Company from time to time.
(g)	“Company” means Kansas City Life Insurance Company, a Missouri Corporation, Sunset Life Insurance Company of America, a Missouri Corporation, Old American Insurance Company, a Missouri Corporation and any other subsidiary corporation of Kansas City Life Insurance Company, any or all of which may sometimes be referred to herein as affiliated corporations.
(h)	“Company stock” shall mean shares of the common capital stock of Kansas City Life Insurance Company.

ARTICLE III

Administration

1.	The Administrative Committee, sometimes herein referred to as the “Committee”, shall consist of a number of persons, not less than three (3) nor more than five (5), designated by the Executive Committee of Kansas City Life Insurance Company, who shall serve terms of one (1) year or until their successors are designated, and said Committee shall have the responsi-bility for the general administration of the Plan and for carrying out the provisions of the Plan in accordance with its terms. The Committee shall have absolute discretion in carrying out its responsibilities.
2.	The Committee may appoint from its members such committees with such powers as it shall determine; may authorize one (1) or more of its number or any agent to execute or deliver any instrument or make any payment on its behalf; and may utilize counsel, employ agents and provide for such clerical and accounting services as it may require in carrying out the provisions of the Plan.
3.	The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine.
4.	The action of a majority of the members expressed from time to time by a vote in a meeting or in writing without a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.
5.	No member of the Committee shall receive any compensation for his services as such, and, except as required by law, no bond or other security shall be required of him in such capacity in any jurisdiction.
6.	Subject to the limitations of this Plan and Trust, the Commit-tee from time to time shall establish rules or regulations for the administration of the Plan and the transaction of its business. The Committee shall have full and complete discretionary authority to construe and interpret the Plan and decide any and all matters arising hereunder, except such matters which the Executive Committee of the Company from time to time may reserve for itself, including the right to remedy possible ambiguities, inconsistencies or omissions. All interpretations, determinations and decisions of the Committee or the Executive Committee of Kansas City Life Insurance Company in respect of any matter hereunder shall be final, conclusive and binding on all parties affected thereby. The Committee shall, when requested, submit a report to the Executive Committee of Kansas City Life Insurance Company giving a brief account of the operation of the Plan and the performance of the various funds and accounts established pursuant to the Plan.
7.	The Administrative Committee shall have full and complete discretionary authority to make all determinations as to the right of any person to a benefit. Any denial by the Committee of a claim for benefits under this Plan by a participant or a beneficiary shall be stated in writing by the Committee and delivered or mailed to the participant or the beneficiary, whichever is appropriate; and such notice shall set forth the specific reason for the denial, written to the best of the Committee’s ability in a manner that may be understood without legal or actuarial counsel. In addition, the Committee shall provide a reasonable opportunity to any participant or beneficiary whose claim for benefits has been denied for a review of the decision denying the claim.
8.	Any member of the Committee may resign by giving notice to the Executive Committee at least fifteen (15) days before the effective date of his resignation. Any Committee member shall resign upon request of the Executive Committee. The Executive Committee shall fill all vacancies on the Committee as soon as is reasonably possible after a resignation takes place, and until a new appointment takes place, the remaining members of the Committee shall have authority to act, if approved by either a majority of the remaining members or by two (2) members, whichever number is lesser.

ARTICLE IV

Participation in the Plan

1.	A qualified employee may commence his participation in this Plan as of the first day of the month coinciding with or next following his designation, whichever first occurs. He shall be notified of his eligibility from time to time by the Company.
2.	The eligible employee who desires to participate must execute a salary reduction agreement in form prescribed by the Company, and the employee shall thereby agree to the terms of this Plan and any amendments hereafter adopted.
3.	At such time as the participating employee is no longer qualified, because of the criteria established by this Plan, no further salary reductions shall be made until he shall again be qualified and have elected to participate.
4.	Commencing January 1, 1998, each participant may elect to have his or her salary reduced in an amount equivalent to one per-cent (1%) through fifteen percent (15%), and commencing January 1, 2002, through twenty-five percent (25%), and said amount shall be withheld by payroll deduction. These amounts shall be the participants’ deferred compensation. Commencing January 1, 1998, the amount subject to this reduction shall not exceed nine percent (9%), and, commencing January 1, 2002, twenty-five percent (25%) of annual salary. Prior to January 1, 2002, if the participant’s elective deferrals to the Kansas City Life Insurance Company Savings and Profit Sharing Plan exceed ten thousand dollars ($10,000.00) during any year (subject to annual adjustments of this amount in the Kansas City Life Insurance Company Savings and Profit Sharing Plan under Internal Revenue Code Sections 415(d), 402(g) and regulations), an additional amount in excess of nine percent (9%) of annual salary may be contributed by the participant. The additional amount contributed may not exceed fifteen percent (15%) of annual salary. Commencing January 1, 2002, if the participant’s elective deferrals to the Kansas City Life Insurance Company Savings and Profit Sharing Plan exceed the dollar limitation in Internal Revenue Code Section 402(g), the additional amount contributed may not exceed twenty-five percent (25%) of annual salary. A participant may change the percentage contribution rate as of the first day of any month, but not more than once in any six (6) month period pursuant to the rules of the Kansas City Life Insurance Company Savings and Profit Sharing Plan. However, this limitation shall not apply to a change in percentage contribution rate made effective January 1, 1998, or a change in percentage contribution rate made effective January 1, 2002. The contributions herein may sometimes be referred to as the participant’s “elective account”.
5.	The Company shall maintain accounts reflecting the amount of salary withheld from an individual pursuant to this Plan, and the balance in each participant’s elective account shall be fully vested at all times. The assets reflected in such accounts shall be owned by the Company and shall be subject to the claims of the Company’s creditors.
6.	At such time as Kansas City Life Insurance Company shall determine, it may provide a means whereby the respective participant may direct the investment of the value of his elective accounts during the period of his participation in the Plan. The valuation of the participant’s account shall be made by the Company not less often than quarterly, and the participant shall be entitled to receive an investment report from time to time.
7.	Amounts held in a participant’s elective account shall be distributed to him or her within a period of ninety (90) days following his retirement, termination of employment, death, or total and permanent disability as determined under the law and regulations regarding Social Security.

ARTICLE V

Company Contributions

1.	The Company shall, with respect to each participant, maintain an account in an amount equal to one hundred percent (100%) of such participant’s contribution resulting from his salary reduction agreement prior to December 31, 1997. The Company may, solely at its discretion, add additional amounts for the accounts of designated individuals as offsetting deferred compensation for amounts which would have otherwise been credited to them except for regulatory restrictions. Com-mencing January 1, 1998, with respect to participants whose elective deferrals to the Kansas City Life Insurance Company Savings and Profit Sharing Plan exceed ten thousand dollars ($10,000.00) during any year (subject to annual adjustments of this amount under Internal Revenue Code Sections 415(d), 402(g) and regulations), and, commencing January 1, 2002, exceed the dollar limitation contained in Internal Revenue Code Section 402(g), these additional amounts will include an amount equal to that which would otherwise have been con-tributed for these participants as a matching contribution under the Kansas City Life Insurance Company Savings and Profit Sharing Plan. Such Company contributions account shall be separate from the participant’s elective account. Commencing January 1, 2000, with respect to participants whose compensation exceeds the annual compensation limit of one hundred seventy thousand dollars ($170,000.00) during any year [subject to annual adjustments of this amount under Internal Revenue Code Sections 401(a)(17) and 404(l)], these additional amounts will include an amount equal to that which otherwise would have been contributed for these participants but for the annual compensation limit as a profit sharing contribution to the Kansas City Life Insurance Company Savings and Profit Sharing Plan for those years in which such a contribution was made to that Plan. Such Company contributions shall be kept separate from the participant’s elective account and matching contribution account. Such Company contributions account shall be separate from the participant’s elective account. Gains and losses regarding the value of such accounts shall be determined by the changes in market value of the common capital stock of the Company and the accumulation of dividends. In the event of any change in the outstanding stock of the Company by reason of a stock dividend, recapitalization, merger, consolidation, exchange of shares, or any similar device, the account balance shall be adjusted appropriately.
2.	For purposes of fixing the amount of contributions made pursuant to this paragraph, the value of stock shall be at the average of its bid price on the over-the-counter market for all business days following the previous monthly valuation date. The participant shall not have the right to direct the investment of the Company account established for his benefit.
3.	The balance in the Company account established for each participant shall be subject to the vesting provisions of Article VII. The value of the Company account for such participant shall be distributed to him or her at the time of his retirement, termination of employment, death or total and permanent disability as defined under the law and regulations of the Social Security law. The participant shall not be entitled to shares of the Company stock, and shall be entitled only to cash.

ARTICLE VI

Allocation to and Evaluation of Participants’ Accounts

1.	Investment funds. The value of all accounts shall be determined on the basis of market values as of the last market business day of each month, except that when the value of any account is determined based upon the value of Kansas City Life stock the Kansas City Life stock shall be valued at the average of its bid price on the over-the-counter market for all business days following the previous monthly valuation date. Accounting procedures shall reflect the establishment of at least four (4) separate accounts, sometimes herein referred to as Fund I, Fund II, Fund III and Fund IV, and commencing September 1, 1993, five (5) additional separate accounts shall be established, sometimes hereinafter referred to as Fund V, Fund VI, Fund VII, Fund VIII and Fund IX, and, commencing July 1, 2001, one (1) additional separate account shall be established, sometimes hereinafter referred to as Fund X, with the intent that all participants’ deferred compensation, and any earnings thereon, will be accounted for in Fund I, Fund II, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X, and with the intent that all Company contributions, and any earnings thereon, will be accounted for in Fund III. The value of deferred compensation referenced to Funds I, IV, V, VI, VII, VIII, IX and X shall be determined by the Company’s general investments and the values of Funds II and III shall be determined by reference to the stock of Kansas City Life Insurance Company. The Company shall have the right to segregate and maintain in trust specific assets for the purpose of valuing, managing and holding assets for the respective accounts.
2.	Participants’ accounts. An account shall be established for each participant with respect to Fund I, Fund II, Fund III and with respect to Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X or any other such fund that reasonable accounting practices shall require be established. All Funds shall be maintained in United States dollars. A determination shall be made on each monthly valuation date of the value with respect to each fund, and shall reflect contributions made by both the participant and the Company and any gains or losses of the funds. Notwithstanding the foregoing, the Company shall have the right to change the method of accounting from time to time.
3.	Selected investment. Commencing September 1, 1993, a par-ticipant’s deferred compensation may be invested one hundred percent (100%) in any one (1) of Funds I, II, IV, V, VI, VII, VIII or IX, and, commencing July 1, 2001, Fund X or if he wishes to invest in more than one (1) fund, he shall specify the percentage to be invested in each fund. However, such percentage must be a whole percentage, for example, one percent (1%), twenty-six percent (26%) or eighty percent (80%), and no fractional percentages will be permitted. Each participant may make new investment choices for his deferred compensation to be effective September 1, 1993 notwithstanding any changes made in the prior twelve (12) months. Thereafter, a participant may request changes not more often than once a month. However, if a participant is investing all or a portion of his deferred compensation in Fund II and transfers all or a part of his Fund II account to another fund (as described in the following paragraph 4), deferred compensation investment in Fund II must cease until at least six (6) months from the date of said transfer from Fund II. The participant’s deferred compensation shall also be invested in the same manner as the participant shall have designated pursuant to the rules of The Kansas City Life Insurance Company Savings and Profit Sharing Plan.

Commencing November 1, 1996, a participant may request changes in the investment choices not more often than once a month without regard to investment choices made in the Kansas City Life Insurance Company Savings and Profit Sharing Plan. However, if a participant is investing all or a portion of his deferred compensation in Fund II and transfers all or a part of his Fund II account to another fund (as described in the following Paragraph 4), deferred compensation investment in Fund II must cease until at least six (6) months from the date of said transfer from Fund II.
4.	Investment changes. Commencing September 1, 1993, any par-ticipant shall have the right not more often than once a month and notwithstanding any transfers made in the twelve (12) months prior to September 1, 1993, to require the value of any one (1) or more of his accounts be transferred for his account in any of Funds I, II, IV, V, VI, VII, VIII or IX, and, commencing July 1, 2001, Fund X provided such transfer shall be in whole percentages. This right shall not apply to Fund III, and a participant that transferred the value of his account from Fund II to another fund in the six (6) months prior to September 1, 1993 may not transfer any amount into Fund II until at least six (6) months after the date of said transfer from Fund II. Thereafter, transfers to or from Fund II may occur only once in a six (6) month period. Such transfers shall also be governed by reasonable rules of the Committee regarding the timeliness of notice. Such transfers shall only occur at such time, and in the same manner, as the participant shall have designated pursuant to the rules of the Kansas City Life Insurance Company Savings and Profit Sharing Plan.

Commencing November 1, 1996, the participant may require the value of his accounts be transferred not more often than once a month to any one (1) or more of the other funds without regard to transfers made in the Kansas City Life Insurance Company Savings and Profit Sharing Plan except for Fund II. Transfers to or from Fund II may only occur once in a six (6) month period and must be transferred at such time and in the same manner as the participant shall have designated pursuant to the rules of the Kansas City Life Insurance Company Savings and Profit Sharing Plan.

ARTICLE VII

Vesting

1.	The value of a participant’s account with respect to Company contributions made for his benefit shall be vested, to the extent of the percentage applicable, upon the valuation date of the month in which the participant completes the years of employment with the Company in accordance with the following schedule:

                   Years of                Percentage
                  Employment                 Vested
                  ----------               ----------

                        1                          0
                        2                          0
                        3                         30
                        4                         40
                        5                         60
                        6                         80
                        7                        100

         Commencing January 1, 2002, the schedule shall be as follows:

                     Years of                Percentage
                    Employment                 Vested
                    ----------               ----------

                        1                          0
                        2                         20
                        3                         40
                        4                         60
                        5                         80
                        6                        100
2.	A “year of employment” shall mean a twelve (12) consecutive monthly period of employment with the Company dating from commencement of employment, during which he or she shall complete at least one thousand (1,000) hours of employment. If an employee’s employment with either Kansas City Life Insurance Company or one of its affiliated corporations shall be terminated, and he is immediately employed by any other of such affiliated corporations, his employment shall be regarded as continuous and treated as if under one employer for vesting purposes. However, years of employment of an employee of Old American Insurance Company prior to November 1, 1991 shall not be taken into account for purposes of this Article VII.
3.	In the event a participant shall be terminated from employment with the Company or any of its affiliated corporations, by reason of death or retirement or early retirement as defined herein, the value of his account shall be one hundred percent (100%) vested upon the valuation date of the month in which such death or retirement occurs, and shall be distributed to him or her within a period of ninety (90) days thereafter.

ARTICLE VIII

Miscellaneous

1.	All distributions provided or pursuant to this Plan shall be in the form of a lump sum payment. If a payment is made as a result of the death of the participant, the payment shall be made to the surviving spouse of the participant, if any, unless a beneficiary designation has been provided.
2.	Any participant or retired participant shall have the right to designate a new beneficiary at any time by filing with the Company a written request for such change, but any such change shall become effective only upon receipt of such request by the Company. Upon receipt by the Company of such request, the change shall relate back to and take effect as of the date such participant signs such request whether or not such parti-cipant is living at the time the Company receives such request.
3.	If there be no designated beneficiary living or in effect at the death of such participant when any payment hereunder shall be payable to the beneficiary, then such payment shall be made as follows: To such participant’s spouse, if living; if not living, to such participant’s then living lineal descendants, in equal shares, per stirpes; if none survives, to such par-ticipant’s surviving parents, equally. If neither survives, to such participant’s executors or administrators.
4.	The interest hereunder of any participant, retired participant or beneficiary shall not be alienable, either by assignment or by any other method, and to the maximum extent permissible by law, shall not be subject to being taken, by any process whatever, by the creditors of such participant, retired participant or beneficiary.
5.	Nothing herein contained nor any action taken under the provisions hereof shall be construed as giving any employee the right to be retained in the employment of the Company.
6.	The Company shall have the right to amend or terminate this Plan at any time.